UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 1, 2017

BIO-PATH HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36333	87-0652870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4710 Bellaire Boulevard, Suite 210, Bellaire, Texas	77401
(Address of principal executive offices)	(Zip Code)

(832) 742-1357

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on March 2, 2017, Bio-Path Holdings, Inc. (the “Company”) received a letter from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) indicating that, based upon the closing bid price of the Company’s common stock for 30 consecutive business days prior to the date of such letter, the Company did not meet the minimum bid price of $1.00 per share required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Rule”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided an initial period of 180 calendar days, or until August 29, 2017, to regain compliance with the Rule. The Company did not regain compliance with the Rule by August 29, 2017.

On September 1, 2017, the Company received a letter (the “Bid Price Letter”) from the Listing Qualifications Department of Nasdaq stating that Nasdaq determined that the Company is eligible for an additional period of 180 calendar days, or until February 26, 2018, to regain compliance with the Rule. The Bid Price Letter further stated that Nasdaq’s determination is based upon the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on The Nasdaq Capital Market with the exception of the bid price requirement, and the Company’s written notice of its intention to cure the deficiency during such second compliance period, including by effecting a reverse stock split, if necessary. The Bid Price Letter also stated that if at any time before February 26, 2018 the closing bid price for the Company’s common stock is at least $1.00 for a minimum of ten consecutive business days, Nasdaq will provide written notification to the Company that it complies with the Rule.

If the Company does not regain compliance with the Rule by February 26, 2018, Nasdaq will provide written notification to the Company that its common stock may be delisted. At that time, the Company may appeal Nasdaq’s delisting determination to a Nasdaq Listing Qualifications Panel (the “Panel”). If the Company timely appeals, it would remain listed pending the Panel’s decision. There can be no assurance that, if the Company does appeal a delisting determination by Nasdaq to the Panel, that such appeal would be successful.

Also as previously reported, on August 11, 2017, the Company notified Nasdaq that, as a result of the departure of two directors of the Company as described in the Company’s Current Report on Form 8-K filed on August 16, 2017, the Company is not in compliance with the continued listing requirements as set forth in Nasdaq Listing Rules 5605(b)(1) and 5605(c)(2)(A) (the “Independence Rules”) regarding the composition of the Company’s board of directors (the “Board”) and the Company’s audit committee (the “Audit Committee”), respectively, because a majority of the Board is not comprised of Independent Directors (as defined in Nasdaq Listing Rule 5605(a)(2)) and the Audit Committee is not comprised of three Independent Directors.

On September 1, 2017, the Company received a letter from the Listing Qualifications Department of Nasdaq stating that, consistent with Nasdaq Listing Rules 5605(b)(1)(A) and 5605(c)(4), the Company is granted a cure period of until February 6, 2018 to regain compliance with the Independence Rules. As previously reported, the Board intends to reduce the size of the Board to five members and to appoint one new Independent Director to fill the remaining vacancy prior to the expiration of such cure period in order to regain compliance with the Independence Rules.

None of the letters from Nasdaq described herein have any effect on the listing of the Company’s common stock at this time, and the Company’s common stock will continue to trade on The Nasdaq Capital Market under the symbol “BPTH.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-PATH HOLDINGS, Inc.

Dated: September 1, 2017	By:	/s/ Peter H. Nielsen
Peter H. Nielsen President and Chief Executive Officer